Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Incorporation

Merrimack Pharmaceuticals UK Limited*	UK

Silver Creek Pharmaceuticals, Inc.	Delaware

Crane Therapeutics, Inc.*	Delaware

*	wholly owned